December 19, 2016

Elkhorn ETF Trust
207 South Reber Street, Suite 201
Wheaton, Illinois 60187

Re:	Elkhorn ETF Trust

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Elkhorn ETF Trust  (the "Trust") on behalf of its series:

Elkhorn S&P MidCap Consumer Discretionary Portfolio
Elkhorn S&P MidCap Consumer Staples Portfolio
Elkhorn S&P MidCap Energy Portfolio
Elkhorn S&P MidCap Financials Portfolio
Elkhorn S&P MidCap Health Care Portfolio
Elkhorn S&P MidCap Industrials Portfolio
Elkhorn S&P MidCap Information Technology Portfolio
Elkhorn S&P MidCap Materials Portfolio
Elkhorn S&P MidCap Utilities Portfolio

 (each, a "Fund”), in connection with the Trust's Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about December 19, 2016 (as proposed to be amended, the "Registration Statement"), with respect to each Fund’s common shares of beneficial interest (collectively, the "Shares").

In connection with the furnishing of this opinion, we have examined the following documents:

(a)            a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

Elkhorn ETF Trust
December 19, 2016

(b)            a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on April 14, 2015, of the Trust’s Amended and Restated Declaration of Trust, dated as of April 7, 2015 (the "Declaration");

(c)            a copy of the Trust's Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest, effective as of September 23, 2016, as executed by the Secretary of the Trust (the "Designation");

(d)            a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust's Declaration, Designation, the Trust’s By-laws and certain resolutions adopted by the Trustees of the Trust at a meeting held on June 7, 2016 (the "Resolutions"); and

(e)            a draft received on December 16, 2016 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have also assumed that the Designation will be duly filed with the office of the Secretary of the Commonwealth of Massachusetts and the office of the Clerk of the City of Boston and that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above.  We have further assumed that the Trust’s Declaration, Designation, By-laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein.  No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction.  In addition, to the extent that the Trust’s Declaration, Designation or By-laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the "Act"), or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

Elkhorn ETF Trust
December 19, 2016

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.            The Trust has been formed and is existing under the Trust's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

2.            The Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP
MORGAN, LEWIS & BOCKIUS LLP